CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LEARNERS WORLD, INC.
                            (A New York Corporation)



               (Under Section 805 of the Business Corporation Law)

IT IS HEREBY CERTIFIED THAT:

         (1)      THE NAME of the corporation is:

                           LEARNERS WORLD, INC.

         (2) The Certificate of Incorporation was filed by the Department of State on the 28th day of June 1996.

         (3) The Certificate of Incorporation of this corporation is hereby amended to effect the following changes:

                  Of the present Two Hundred (200) authorized shares of the Corporation to change One Hundred (100) authorized common shares without par value of the corporation, all of which are issued, into Three Million Nine Hundred Thousand (3,900,000) common shares of a par value of One One Hundredth of a Cent (.01 cents) each, the terms of the change being at the rate of Thirty Nine Thousand (39,000) issued common shares of a par value of One One Hundredth of a Cent (. 0 1 cents) for one (1) issued common share without par value and to change One Hundred (100) authorized common shares without par value of the corporation, none of which are issued, into Sixteen Million One Hundred Thousand (I 6,1 00,000) common shares of a par value of One One Hundredth of a Cent (.01 cents) each, the terms of the change being at the rate of One Hundred Sixty One Thousand (161,000) unissued common shares of a par value of One One Hundredth of a cent (.01 cents) for one unissued common share without par value.

         (4) To accomplish the foregoing amendment, the "Fourth" Article of the Certificate of Incorporation of the corporation relating to the number of shares the corporation shall have authority to issue and the par value of said shares is hereby amended to read as follows:

                  The aggregate number of shares which the corporation shall have the authority to issue is Twenty Million (20,000,000), all of which shall have a par value of One One Hundredth of a Cent(. 01 cents).

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         (5)      The  Amendment  of  the  Certificate  of   Incorporation   was
                  authorized first by vote of the Board of Directors and then by
                  unanimous   written   consent  of  the   holders  of  all  the
                  outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, this Certificate has been subscribed this day of April 1997 by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.

                              CAPACITY IN
   NAME                       WHICH SIGNED                       SIGNATURE
------------------------   --------------------      ---------------------------
DR. DOMINICK J. MORREALE   SHAREHOLDER/DIRECTOR     /S/ DR. DOMINICK J. MORREALE

SALVATORE CASACCIO         SHAREHOLDER/DIRECTOR     /S/ SALVATORE CASACCIO

CARMINE NOTARO             SHAREHOLDER/DIRECTOR     /S/ CARMINE NOTARO

KEVIN GERSH                SHAREHOLDER/DIRECTOR     /S/ KEVIN GERSH

AGRIPPINO CASACCIO         SHAREHOLDER/DIRECTOR     /S/ AGRIPPINO CASACCIO

THE ABOVE SIGNERS CONSTITUTE HOLDERS OF ALL OF THE OUTSTANDING SHARES OF THE CORPORATION.

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